UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 05, 2024

Alight, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39299	86-1849232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Overlook Point
Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (224) 737-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ALIT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 5, 2024, Tempo Acquisition, LLC (the “Borrower”), an indirect, wholly-owned subsidiary of Alight, Inc. (the “Company”) entered into Amendment No. 10 and Waiver to Credit Agreement (the “Amendment”) which amended its credit agreement with a syndicate of lenders (the “Credit Agreement” and the Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”) to establish a new class of Sixth Incremental Term Loans with an aggregate principal amount of $2,488,581,830.32 to effect a repricing of the outstanding Fifth Incremental Term Loans due August 31, 2028, by reducing the Applicable Rate (as defined in the Amended Credit Agreement) from SOFR +2.75% to SOFR +2.25%. The net proceeds from the Sixth Incremental Term Loans will be used to prepay and refinance all outstanding Fifth Incremental Loans in full. The Sixth Incremental Term Loans shall be on substantially similar terms as the Fifth Incremental Term Loans (including as to SOFR rate, maturity and quarterly repayment equal to 0.25% of principal). The Amendment will also amend certain other provisions of the Credit Agreement including, among other things, refreshing a prepayment premium which will be equal to 1% of the aggregate principal amount of Sixth Incremental Term Loans if (x) prepaid, refinanced, substituted or replaced pursuant to a transaction resulting in a lower effective all-in yield or (y) any amendment, amendment and restatement or other modification of the Amended Credit Agreement resulting in a lower effective all-in yield, in each case, on or prior to the six-month anniversary of the Amendment No. 10 Effective Date. BofA Securities, Inc., Barclays Bank PLC, BMO Capital Markets Corp., Citibank, N.A., Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and RBC Capital Markets, LLC have agreed to act as joint lead arrangers and joint bookrunners for the Amendment. The Amendment also includes a waiver from the term lenders and the required lenders of the mandatory prepayment requirement in the Credit Agreement with respect to the net proceeds to be received from the sale of assets pursuant to that certain Stock and Asset Purchase Agreement, dated as of March 20, 2024, by and among Alight, Inc., the Borrower, Axiom Buyer, LLC, a Delaware limited liability company and Axiom Intermediate I, LLC, a Delaware limited liability company.

The Borrower remains required to pay certain fees in connection with, and as amended by, the Amended Credit Agreement and the Amendment.

The Amended Credit Agreement (i) continues to contain customary representations and warranties, covenants, and events of default and (ii) remains secured by the assets of the Borrower and the Guarantors. Amounts outstanding under the Amended Credit Agreement may be accelerated upon the occurrence of an event of default. The maturity date of the Revolving Credit Commitments continues to be August 31, 2026 and the maturity date of the Sixth Incremental Term Loans is August 31, 2028.

The description of the Amended Credit Agreement in this Item 2.03 is qualified in its entirety by reference to the full text of the Amendment, which is filed as exhibit 10.1 to this Current Report on Form 8-K, and the Amended Credit Agreement, a copy of which will be attached as Exhibit A to the Amendment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 10 and Waiver to the Credit Agreement, dated as of June 5, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alight, Inc.

Date:	June 6, 2024	By:	/s/ Martin Felli
Martin Felli, Chief Legal Officer and Corporate Secretary